Exhibit 10.20
Salary Continuation Agreement with Marcie A. Barber

THE JUNIATA VALLEY BANK
SALARY CONTINUATION AGREEMENT
THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is adopted this 12th day of October, 2007, by and between The Juniata Valley Bank, a state-chartered bank located in Mifflintown, Pennsylvania (the “Bank”), and Marcie Barber (the “Executive”).
     The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.
Article 1
Definitions
Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
1.1	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.6	“Corporation” means The Juniata Valley Financial Corp.

1.7	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of

Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.
1.8	“Early Retirement Age” means the earlier of : (1) the date the Executive reaches age fifty-five (55) or older with twenty (20) or more Years of Service, or (2) age sixty-two (62).

1.9	“Early Retirement Date” means the month, day and year in which Early Retirement occurs.

1.10	“Early Termination” means the Executive’s Separation from Service before attainment of Normal Retirement Age except reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.11	“Effective Date” means November 1, 2007.

1.12	“Normal Retirement Age” means the Executive’s age sixty-five (65).

1.13	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.14	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.15	“Plan Year” means each twelve (12) month period commencing on February 1 and ending on January 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following January 31.

1.16	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.17	“Separation from Service means termination of the Executive’s employment with the Bank for reasons other than death or Disability. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.18	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

1.19	“Termination for Cause” means Separation from Service for:
(a)	Gross negligence or gross neglect of duties to the Bank;

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.
1.20	“Years of Service” means the total number of continuous years of employment with the Corporation or any of its subsidiaries, inclusive of any years of employment with Lewistown Trust Company and inclusive of any approved leaves of absences.
Article 2
Distributions During Lifetime
2.1	Normal Retirement Annual Benefit. Upon the Executive’s Separation from Service after attaining Normal Retirement Age for reasons other than death, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.
2.1.1	Amount of Benefit. The Annual Normal Retirement Benefit under this Section 2.1 is Twenty Thousand Dollars ($20,000). The Bank may increase the annual benefit under this Section 2.1 at the sole and absolute discretion of the Bank’s Board of Directors at any time prior to the Normal Retirement Date. Any increase in the annual benefit shall require the recalculation of all the amounts on Schedule A attached hereto.

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Normal Retirement Date. The annual benefit shall be distributed to the Executive for fifteen (15) years.
2.2	Early Retirement Annual Benefit. Upon Termination of Employment on or after Early Retirement Age, but before Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.
2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Retirement Annual Benefit amount set forth in Schedule A for the Plan Year ended immediately prior to the Early Retirement Date.

2.2.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Early Retirement Date. The annual benefit shall be distributed to the Executive for fifteen (15) years.
2.3	Early Termination Benefit. If the Executive terminates employment prior to Early Retirement Age, the Executive will not be entitled to a benefit under this Agreement.

2.4	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.
2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the occurrence of such Disability.

2.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.
2.5	Change in Control Benefit. If the Executive is in the active service of the Bank at the time of a Change in Control, and does not resign his employment with the Bank prior to the consummation of the transaction which constitutes the Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement after Separation from Service.
2.5.1	Amount of Benefit. The benefit is the Change in Control Annual Benefit amount set forth in Schedule A for the Plan Year ended immediately prior to the Plan Year in which Separation from Service occurs.

2.5.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.
2.6	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.6 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.
2.7	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the entire amount accrued by the Bank with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.8	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Section 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2 and 2.5, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.
Article 3
Distribution at Death
3.1	Death During Active Service. If the Executive dies prior to Separation from Service or Disability, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.
3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Annual Death Benefit for the Plan Year prior to death as set forth on Schedule A.

3.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s death. The annual benefit shall be distributed to the Executive for fifteen (15) years.
3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions under Article 2 have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3	Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under Article 2 of this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall commence upon the death of the Executive.
Article 4
Beneficiaries
4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.
Article 5
General Limitations
5.1	Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280(G) of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.C.R. §359.4.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

5.3	Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.4	Non-compete Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if during the term of this Agreement and within thirty (36) months following a Separation from Service, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of one percent (1%) or less in the stock of a publicly-traded company):
(i)	becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution, as that term is defined in the Gramm-Leach-Bailey Act of 1999, Pub. L. 106-102 that has its main office, a branch office, or conducts any business within a forty (40) mile radius of Mifflintown, Pennsylvania; or

(ii)	participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Corporation or any of its subsidiaries during the three (3) year period immediately prior to the termination of the Executive’s employment; or
(iii)	assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Corporation or any of its subsidiaries or transaction involving the Corporation or any of its subsidiaries;

(iv)	sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Corporation or any of its subsidiaries (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Corporation or any of its subsidiaries, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment;

(v)	divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Corporation or any of its subsidiaries, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Corporation or any of its subsidiaries, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Corporation or any of its subsidiaries, earnings or other information concerning the Corporation or any of its subsidiaries. The restrictions contained in this subparagraph (v) apply to all information regarding the Corporation or any of its subsidiaries, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

5.4.1	Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Corporation or any of its subsidiaries, and further recognizes that in such event monetary damages may be inadequate to fully protect the Corporation or any of its subsidiaries. Accordingly, in the event of a breach or threatened breach of these restrictions, the Executive consents to the Corporation or any of its subsidiaries entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Corporation or any of its subsidiaries rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. Nothing herein shall be construed as prohibiting the Corporation or any of its subsidiaries from pursuing any other remedies available to the Corporation or any of its subsidiaries at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.4 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Corporation or any of its subsidiaries in Section 5.4 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4 hereof will not be materially adverse to the Executive’s employment with the Corporation or any of its subsidiaries, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.
5.4.2	Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.
5.5	Change in Control. The forfeiture provision detailed in Section 5.4 hereof shall not be enforceable following a Change in Control.
Article 6
Administration of Agreement
6.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.
6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.
Article 7
Claims And Review Procedures
7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:
7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:
7.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Article 8
Amendments and Termination
8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

8.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit hereunder shall be the entire amount accrued by the Bank with respect to the Bank’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Bank may distribute the entire amount accrued by the Bank with respect to the Bank’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
Article 9
Miscellaneous
9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

The Juniata Valley Bank Attn: Plan Administrator 218 Bridge Street
Mifflintown, PA 17059
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14	Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.
IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	BANK

/s/ Marcie Barber	By:	Francis J. Evanitsky
Marcie Barber	Title:	President and CEO

The Juniata Valley Bank
Salary Continuation Agreement
Beneficiary Designation Form
{  }          New Designation
{  }          Change in Designation
I, Marcie Barber, designate the following as Beneficiary under this Agreement:

Primary:

%

%

Contingent:

%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	Marcie Barber

Signature:		Date:

Received by the Plan Administrator this                      day of                                         , 200__

By:

Title:

Plan Year Reporting
Salary Continuation Agreement
Schedule A
Marcie A. Barber

				Early Retirement		Disability		Change in Control		Pre-retire.
Birth Date: 4/21/1958				4/21/2020						Death
Plan Anniversary Date: 2/1/2008				Annual Benefit [2]		Annual Benefit [2]		Annual Benefit [2]		Benefit
Normal Retirement: 4/21/2023, Age 65				Amount Payable at		Amount Payable at		Amount Payable at		Annual [2]
Normal Retirement Payment: Monthly for 15 years				Separation from Service		Normal Retirement Age		Separation from Service		Benefit
	Discount	Benefit	Account		Based On		Based On		Based On	Based On
Values	Rate	Level	Value	Vesting	Account Value	Vesting	Account Value	Vesting	Account Value	Benefit
as of	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)
Nov 2007 [1]		20,000		0%	0	100%	0	100%	0	20,000
Jan 2008	6.00%	20,000	1,957	0%	0	100%	491	100%	197	20,000
Jan 2009	6.00%	20,000	10,087	0%	0	100%	2,385	100%	1,016	20,000
Jan 2010	6.00%	20,000	18,718	0%	0	100%	4,168	100%	1,886	20,000
Jan 2011	6.00%	20,000	27,881	0%	0	100%	5,848	100%	2,809	20,000

Jan 2012	6.00%	20,000	37,610	0%	0	100%	7,430	100%	3,790	20,000
Jan 2013	6.00%	20,000	47,938	0%	0	100%	8,921	100%	4,830	20,000
Jan 2014	6.00%	20,000	58,904	0%	0	100%	10,324	100%	5,935	20,000
Jan 2015	6.00%	20,000	70,546	0%	0	100%	11,646	100%	7,108	20,000
Jan 2016	6.00%	20,000	82,906	0%	0	100%	12,892	100%	8,354	20,000

Jan 2017	6.00%	20,000	96,028	0%	0	100%	14,065	100%	9,676	20,000
Jan 2018	6.00%	20,000	109,960	0%	0	100%	15,170	100%	11,079	20,000
Jan 2019	6.00%	20,000	124,751	0%	0	100%	16,210	100%	12,570	20,000
Jan 2020	6.00%	20,000	140,454	0%	0	100%	17,191	100%	14,152	20,000
Jan 2021	6.00%	20,000	157,125	100%	15,832	100%	18,114	100%	15,832	20,000

Jan 2022	6.00%	20,000	174,825	100%	17,615	100%	18,984	100%	17,615	20,000
Jan 2023	6.00%	20,000	193,617	100%	19,509	100%	19,803	100%	19,509	20,000
Apr 2023	6.00%	20,000	198,493	100%	20,000	100%	20,000	100%	20,000	20,000

[1]	The first line reflects just the initial values as of November 1, 2007.

[2]	The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

*	IF THERE IS A CONFLICT IN ANY TERMS OR PROVISIONS BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.
Salary Continuation Agreement for The Juniata Valley Bank — Mifflintown, PA
424860 46373 362040 v7.09.14 10/12/2007:16 SCP-E,F NB